FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Carroll Wallace, CFO	Bill Marino, Managing Partner
Exabyte Corporation	SJI, Ltd. (for Exabyte)
303-417-7049	303-988-5133
cwallace@exabyte.com	bmarino@sjiltd.com

EXABYTE ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Boulder, Colo.—April 28, 2006—Exabyte Corporation (OTCBB: EXBY), a leading innovator in tape backup, restore and archival systems, today announced financial results for the first quarter of 2006, ended March 31, 2006.

Total revenue for the first quarter of 2006 was $21.6 million, compared to $21.3 million for the fourth quarter of 2005 and $24.6 million for the first quarter of 2005. Loss from operations in the first quarter of 2006 totaled $1.5 million, versus a loss of $1.0 million in the previous quarter and $785,000 in the first quarter of 2005. Included in loss from operations in 2006 is a $1.0 million provision for excess and obsolete inventory related to older LTO automation products that will be discontinued in the second quarter. EBITDA(1), as adjusted, for the first quarter of 2006 was positive $44,000, compared to negative $450,000 in the previous quarter and negative $790,000 in the first quarter of 2005.

Net earnings for the first quarter of 2006 was $5.0 million, which included a benefit related to the change in estimated fair value of derivative financial instruments of $7.8 million, non-cash interest expense of $727,000 and stock-based compensation of $270,000. Net earnings for the fourth quarter of 2005 totaled $18.5 million and included a benefit for the change in value of derivatives of $21.4 million and non-cash interest expense of $481,000. Results for the first quarter of 2005 were net earnings of $4.2 million, with a $5.1 million benefit related to derivatives.

Revenue from VXA hardware and media products in the first quarter of 2006 increased 16% to $15.9 million, compared to $13.7 million in the previous quarter, and included increases for drive, automation and media products. VXA related revenue totaled $12.5 million in the first quarter of 2005. Revenue from the VXA 320 Packet Drive and PacketLoader products, which were introduced late in the fourth quarter of 2005, totaled $2.6 million for the first quarter of 2006. Revenue from LTO automation products was consistent at $4.7 million in both 2006 and the prior quarter, although revenue from the Magnum 2U 1X7 product increased to $2.5 million from $1.7 million in the fourth quarter of 2005. This increase was a direct result of price reductions implemented in the fourth quarter of 2005. Legacy revenue, primarily from the sale of media products and service activities, decreased 37% from $3.0 million in the fourth quarter of 2005 to $1.9 million in 2006. Although a decrease in revenue was expected, increased year-end inventory at our media distributor, Imation Corp., contributed to lower revenue in the first quarter of 2006. Legacy hardware, media and service revenue

_________________________

(1) EBITDA, as adjusted, consists of net earnings (loss), less other income (expense), depreciation and amortization expense, stock-based compensation expense and provisions for excess and obsolete inventory, plus amortization of deferred revenue related to the Company’s media distribution agreement. EBITDA, as adjusted, is used by management to evaluate financial results and operating trends, but is not a measure of, or substitute for, financial performance presented under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to operating results determined in accordance with GAAP. For a reconciliation of net earnings (loss) in accordance with GAAP to EBITDA, as adjusted, see “Condensed Consolidated Statements of Operations” included herein.

totaled $6.2 million the first quarter of 2005; decreased Legacy-related revenue was the primary factor in lower total revenue on a year-over-year basis.

First Quarter 2006 Highlights and Developments:

•

Revenue from recently developed and introduced VXA and LTO products represented 85% of total revenue in 2006, versus 57% in the first quarter of 2005, as the Company continues to transition to new technologies and products.

•	Overall operating results improved, as demonstrated by positive EBITDA, as adjusted, of $44,000 for the quarter.
•	The new Magnum 224 LTO automation product was shipped in limited quantities to Fujitsu Siemens Computers in late March 2006, and is expected to contribute significant revenue in 2006.
•

Adjusted gross margin, excluding the effect of the provision for excess and obsolete inventory of $1,000,000, was 29.9% in 2006, compared to an adjusted gross margin of 29.0% in the fourth quarter of 2005, which excludes a similar provision of $650,000. Increased margins on media products resulting from the modification of the Media Distribution Agreement with Imation, net of the effect of decreased hardware margins due to price reductions on selected products, contributed to the improved gross margin.

•

Operating expenses, which include all costs related to the development of new products, , remained consistent on a sequential basis at 31% of total revenue, excluding stock-based compensation, which totaled $270,000 during the quarter

•	VXA drive unit shipments increased 2.6% in the first quarter of 2006, in spite of the limited availability of VXA 320 Packet Drives during the quarter.
•	Unit shipments of the VXA PacketLoader 1x10 increased 43% during the quarter, reflecting strong demand for the PacketLoader with the new VXA 320 drive.

“We are pleased with the market’s response to the VXA 320 drive and Packetloader”, noted Tom Ward, President and CEO of Exabyte. “Although customer demand exceeded our supply, these new products still contributed significant revenue during the quarter. The VXA 320 and related products will continue to be a key factor in increasing revenue throughout 2006. In addition, the increasing concentration of revenue from our new growth products is critical to the Company’s future success.”

The Company will hold a conference call on Friday morning, April 28th at 9:00 a.m. MDT to discuss first quarter 2006 financial results. Interested parties are invited to join the call by dialing 800-299-7928 in the U.S. or 617-614-3926 internationally and entering the participant code 44788648. The call will also be web cast from the Company web site: for information please visit http://www.exabyte.com/earnings. In addition, the call will be recorded and available on the Company’s web site after 5:00 p.m.

About Exabyte Corporation

Exabyte Corporation is a leading innovator and provider of tape storage products. For more than 20 years, the Company has raised industry standards in engineering quality for tape drives and tape automation. Exabyte’s groundbreaking VXA Packet Technology is the capacity, speed, reliability, and value leader in small-to-midsize business tape storage and tape automation solutions. With patented and award-winning VXA Packet Technology and ExaBotics™, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEM, distributor and reseller partners that share the company’s commitment to innovation and customer service, including IBM, Apple, Fujitsu Siemens Computers, Fujitsu Ltd., Imation, CDW, Tech Data, and Ingram Micro. The company is also a founding member of the VXA Alliance, an industry group focused on providing information and education to the marketplace on the benefits of the VXA Packet tape format. For more information, call 1-800-EXABYTE or visit www.exabyte.com.

###

The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of the business and product transitions and other such risks as noted in the Company’s 2005 Form 10-K and subsequent Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
SCHEDULE OF REVENUE BY PRODUCT TYPE AND TECHNOLOGY PLATFORM
(Unaudited)
(In thousands)

The following table presents the Company's revenue by product type in absolute dollars and as a percentage of revenue for each period presented:

	Three Months Ended
	March 31, 2005		December 31, 2005		March 31, 2006
	$	%	$	%	$	%
Product Type
Drives	$ 5,707	23.2	$ 5,005	23.5	$ 5,261	24.3
Automation	8,852	36.0	6,806	32.0	7,064	32.7
Media	9,663	39.2	9,496	44.7	9,479	43.8
Service and other	1,370	5.6	1,052	4.9	989	4.6
Sales allowances	(969)	(4.0)	(1,096)	(5.1)	(1,174)	(5.4)
	$ 24,623	100.0	$ 21,263	100.0	$ 21,619	100.0

The following table presents the Company's revenue by technology platform in absolute dollars and as a percentage of revenue for each period presented. For a description of VXA, Legacy and LTO technologies and related products, see "Our Business" section in our annual report on Form 10-K for the year ended December 31, 2005.

	Three Months Ended
	March 31, 2005		December 31, 2005		March 31, 2006
	$	%	$	%	$	%
Technology
VXA	$ 12,529	50.9	$ 13,737	64.6	$ 15,923	73.7
Legacy	6,201	25.2	3,035	14.3	1,943	9.0
LTO	5,726	23.3	4,671	22.0	4,735	21.9
Other, non-allocable	167	0.6	(180)	(0.9)	(982)	(4.6)
	$ 24,623	100.0	$ 21,263	100.0	$ 21,619	100.0

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)
The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.
	Three Months Ended
	March 31, 2005		December 31, 2005		March 31, 2006
	$	%	$	%	$	%

Net revenue	$ 24,623	100.0	$ 21,263	100.0	$ 21,619	100.0
Cost of goods sold	17,455	70.9	15,748	74.1	16,146	74.7
Gross profit	7,168	29.1	5,515	25.9	5,473	25.3
Operating expenses:
Selling, general and administrative	5,501	22.3	4,420	20.8	4,833	22.4
Engineering, research and development	2,452	10.0	2,107	9.9	2,095	9.7
Total operating expenses	7,953	32.3	6,527	30.7	6,928	32.0
Loss from operations	(785)	(3.2)	(1,012)	(4.8)	(1,455)	(6.7)
Other income (expense):
Interest expense:
Stock-based	-	-	(163)	(0.8)	(249)	(1.2)
Amortization of debt discount	-	-	(318)	(1.5)	(478)	(2.2)
Other	(402)	(1.6)	(337)	(1.6)	(487)	(2.3)
Total interest expense	(402)	(1.6)	(818)	(3.8)	(1,214)	(5.6)
Change in estimated fair value of
derivative financial instruments	5,099	20.7	21,377	100.5	7,839	36.3
Other financing costs	-	-	(1,964)	(9.2)	-	-
Gain (loss) on foreign currency translation	295	1.2	100	0.5	(2)	-
Litigation settlements	-	-	1,200	5.6	-	-
Other, net	(39)	(0.2)	(334)	(1.6)	(126)	(0.6)
Total other income	4,953	20.1	19,561	92.0	6,497	30.1
Net earnings	$ 4,168	16.9	$ 18,549	87.2	$ 5,042	23.3
Deemed dividend on preferred stock	(217)	(0.9)	(279)	(1.3)	(301)	(1.4)
Net earnings available to common shareholders	$ 3,951	16.0	$ 18,270	85.9	$ 4,741	21.9

EBITDA, as adjusted (1)	$ (790)	(3.2)	$ (450)	(2.1)	$ 44	0.2

Earnings (loss) per share:
Basic	$ 0.35		$ 1.37		$ 0.34
Diluted	$ (0.06)		$ (0.05)		$ (0.05)
Weighted average common shares:
Basic	11,225		13,294		14,097
Diluted	16,339		44,921		44,352

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations

(1) EBITDA, as adjusted, consists of net earnings, less other income (expense), depreciation and amortization expense, stock-based compensation expense and provisions for excess and obsolete inventory, plus amortization of deferred revenue related to the Company’s media distribution agreement. EBITDA, as adjusted, is used by management to evaluate financial results and operating trends, but is not a measure of, or substitute for, financial performance presented under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to operating results determined in accordance with GAAP.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(Unaudited)
(In thousands, except per share data)

A reconciliation of net earnings to EBITDA, as adjusted, for the three months ended March 31, 2005, December 31, 2005
And March 31, 2006 is as follows:

	Three Months Ended
	March 31, 2005	December 31, 2005	March 31, 2006
	$	$	$

Net earnings	$ 4,168	$ 18,549	$ 5,042
Adjustments:
Other (income) expense	(4,953)	(19,561)	(6,497)
Depreciation and amortization expense	332	346	362
Stock-based compensation expense	26	28	270
Provision for excess and obsolete inventory	100	650	1,000
Amortization of deferred revenue related to
media distribution agreement	(463)	(462)	(133)
EBITDA, as adjusted	$ (790)	$ (450)	$ 44

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS
		(Unaudited)
	Dec. 31,	Mar 31,
	2005	2006
Current assets:
Cash and cash equivalents	$ 430	$ 362
Accounts receivable, net	14,171	15,204
Inventory, net	7,765	5,845
Other	1,488	1,427
Total current assets	23,854	22,838

Equipment and leasehold improvements, net	2,720	3,017
Goodwill	7,428	7,428
Other non-current assets	713	773
Total assets	$ 34,715	$ 34,056

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 5,149	$ 5,304
Accrued liabilities	6,712	4,059
Current portion of deferred revenue	2,001	2,079
Line of credit - Bank	3,652	8,180
Current portion of notes payable - suppliers	5,131	5,561
Note payable to customer	2,000	2,000
Current portion of other non-current liabilities	251	157
Total current liabilities	24,896	27,340

Convertible subordinated notes, net	318	796
Derivative financial instruments, at estimated fair value	27,060	19,221
Notes payable, less current portion:
Suppliers	888	-
Customer	5,000	5,000
Others	3,010	3,032
	8,898	8,032
Deferred revenue, less current portion	4,211	4,128
Accrued warranties, less current portion	1,012	906
Other liabilities, less current portion	280	280

Series AA convertible preferred stock, net of discount	38,931	39,232

Stockholders' deficit	(70,891)	(65,879)
Total liabilities and stockholders' deficit	$ 34,715	$ 34,056

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.